Exhibit 10.2

EXECUTION COPY

XCYTE THERAPIES, INC

ACQUISITION BONUS AND SEVERANCE AGREEMENT

This Acquisition Bonus and Severance Agreement (the “Agreement”) is made and entered into by and between Robert Lawrence Kirkman, M.D. (the “Employee”) and Xcyte Therapies, Inc, a Delaware Corporation (the “Company”), effective as of October 4, 2005 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of a strategic combination with another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of an Acquisition (as defined herein) of the Company.

2. The Board believes that it is imperative to provide the Employee with certain bonus benefits upon an Acquisition and certain severance benefits upon the Employee’s termination of employment following an Acquisition. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of an Acquisition.

3. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied or discharged.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to the closing date of an Acquisition, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.

3. Acquisition Bonus.

(a) Bonus Payment Upon Acquisition. Subject to the terms and conditions set forth in this Agreement, if (i) within sixty (60) days prior to the closing date of an Acquisition (A) Employee terminates his employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein) or (B) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein) or (ii) Employee remains employed by the Company (or any parent or subsidiary of the Company) through the closing date of an Acquisition, in either case, without duplication, Employee shall be entitled to receive a lump-sum bonus payment (less applicable withholding taxes) equal to 50% of the Employee’s annual base salary as in effect immediately prior to the closing date of such Acquisition.

(b) Timing of Bonus Payments. The bonus payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the closing date of the Acquisition. If the Employee should die after he becomes entitled to the bonus payment, but before it has been paid, such unpaid bonus payment (less any withholding taxes) shall be paid to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(c) Termination Apart from Acquisition. In the event the Employee’s employment is terminated for any reason prior to the date that is sixty (60) days before the closing date of an Acquisition, then the Employee shall not be entitled to receive the bonus payment contemplated by this Agreement.

4. Severance Benefits.

(a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following an Acquisition. Subject to the terms and conditions set forth in this Agreement, if within the sixty (60) days prior to, or twelve (12) months following, the closing date of an Acquisition (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” and, in either case, the Employee signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company (the “Release”), then the Employee shall receive the following severance from the Company:

(i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 50% of the Employee’s annual base salary (as in effect immediately prior to (A) the closing date of an Acquisition, or (B) the Employee’s termination, whichever is greater);

(ii) COBRA Benefits. Upon Employee’s timely election for continued coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), the Company will pay one hundred percent (100%) of Employee’s COBRA premium for himself and his dependents who qualify for COBRA coverage, as applicable, for the period beginning on the date Employee’s employment with the Company is terminated and ending on the earlier of (i) the last day of the month following the month in which the Employee’s employment with the Company is terminated, and (ii) the date upon which the Company is no longer obligated to provide COBRA continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended.

(iii) Payment for Vacation Pay. Payment for any vacation time, including any vacation time accrued above the current 120 hour vacation accrual payout limit (but below the 180 hour maximum), if applicable; and

(iv) Stock Option Vesting. Vesting of Employee’s option(s) to purchase shares of Common Stock granted to Employee under the Company’s Amended and Restated 1996 Stock Option Plan, 2003 Stock Plan and/or 2003 Directors’ Stock Option Plan will terminate upon the date that Employee’s employment with the Company is terminated. No additional option shares shall vest after such date. In accordance with the terms of the Stock Option Agreement, the vested options will be exercisable until the date that is 3 months following the date that Employee’s employment with the Company is terminated.

(v) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full, not later than ten (10) calendar days after the effective date of the Release. If the Employee should die after he becomes entitled to the severance payment, but before it has been paid, such unpaid severance payment (less any withholding taxes) shall be paid to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(b) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c) Termination Apart from Acquisition. In the event the Employee’s employment is terminated for any reason, either prior to the date that is sixty (60) days before the closing date of an Acquisition or after the twelve (12)-month period following the closing date of an Acquisition, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Exclusive Remedy. In the event of a termination of Employee’s employment within twelve (12) months following the closing date of an Acquisition, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following the closing date of an Acquisition other than those benefits expressly set forth in this Section 4.

5. Non-Solicitation. In consideration for the bonus and severance benefits Employee may receive herein, if any, Employee agrees that he or she will not, at any time during the one year following his or her termination date, directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

6. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 6 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Acquisition (the “Accountants”). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes intentional misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(b) Acquisition. “Acquisition” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within two years from the date hereof, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such nomination or election;

(iii) The consummation of a merger, consolidation or similar transaction between the Company and any other entity, other than a merger or consolidation or similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of a merger or consolidation or similar transaction between the Company and the entity (or entities) set forth on the letter delivered to you by the Company on the date hereof which letter references this provision and identifies such entity (or entities).

(c) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect when the Employee was employed by the Company as its Chief Business Officer and Vice President; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following an Acquisition) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; (ii) a reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; (iv) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee’s then present location.

8. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business shall (and the Company shall cause such successor to) assume the obligations under this Agreement and agree expressly to perform the obligations of the

Company under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon the earlier of receipt or (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination. Any termination of Employee by the Company for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington. The Superior Court of King County, Seattle, Washington shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	XCYTE THERAPIES, INC

	By:	Kathi L. Cordova
(Print)

	Signature:	/S/ KATHI L. CORDOVA

	Title:	Senior Vice President of Finance and Treasurer

EMPLOYEE	Robert Lawrence Kirkman, M.D.

	Signature:	/S/ ROBERT L. KIRKMAN

	Title:	Acting President and Chief Executive Officer